EXHIBIT 99.1

For immediate distribution	Contact:	Carla Pardo
(561) 750-9800 x283
cpardo@transmediagroup.com

PuntoMio announces alliance with Banamex to offer its clients the benefit of shopping in the USA from the comfort of their homes

Banamex credit card holders can now take advantage of the PuntoMio service, a US shopping facilitator that delivers client’s online orders to their doorstep in Mexico

Miami, FL, November 18, 2010 – Banamex, one of the largest banks in Mexico and PuntoMio, an online shopping portal that offers international clients the ability to shop from millions of online retailers in the US, announced today an alliance that will offer the PuntoMio service to over 1.5 million Banamex clients.

This alliance will provide Banamex clients with the easiest and most reliable way to shop from US e-tailers.  Upon registering at www.puntomio.com/banamex, each client will receive a PuntoMio address in the US where they can receive their online orders which are subsequently delivered to their home or office in Mexico.  Clients will have access to over 1.7 million online stores, catalogs and shopping portals in the United States without having to leave their homes in Mexico.

“Banamex is not only one of the biggest banks in Mexico but it is also one of the most prestigious financial institutions in all of Latin America.  It strives to offer its clients exclusive benefits and high quality services,” said A.J. Hernandez, COO of PuntoMio.  “PuntoMio is very proud to enter into this exclusive alliance, which I am certain will be a great benefit to all of Banamex’ clients.”

www.PuntoMio.com/Banamex,  is the exclusive website where Banamex clients can register for the service and find all of the information needed to be able to shop online.  The site features an online cost calculator, a shopping comparison engine, a personal shopper service, information on import restrictions, order tracking and many other features to help clients shop online.

About PuntoMio (www.puntomio.com)

PuntoMio, a division of SkyShop Logistics, Inc (OTCBB:SKPN) www.skyshoplogistics.com is an online shopping portal that facilitates the experience of the online international shopper and U.S.-based Internet merchants, from the time of purchase through cross-border delivery. PuntoMio provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

About Banamex

Grupo Financiero Banamex is the leading financial group in Mexico.  Following a universal banking strategy, the Group offers a variety of financial services, such as commercial and investment banking, insurance and investment management, to companies and individuals. Banamex, founded in 1884, has an extensive distribution network with around 1,662 branches and 5,787 ATMs all around the country and over 4,200 correspondent banks throughout the country. For further information, go to www.banamex.com.